EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Paychex, Inc. of our reports dated July 14, 2008 with respect to the consolidated financial statements and schedule of Paychex, Inc. and the effectiveness of internal control over financial reporting of Paychex, Inc. included in this Annual Report (Form 10-K) for the year ended May 31, 2008.

Form	Registration Statement No.	Description
S-8	No. 33-64389	1995 Stock Incentive Plan
S-8	No. 333-65191	1998 Stock Incentive Plan
S-8	No. 333-84055	401(k) Incentive Retirement Plan
S-8	No. 333-129571	Non-Qualified Stock Option Agreement
S-8	No. 333-129572	2002 Stock Incentive Plan, as amended and restated

/s/ Ernst & Young LLP

Cleveland, Ohio
July 18, 2008